Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:		Media Contact:
Terry Slavin		Meggan Powers
Director, Corp. Communications & IR		PR Manager
Cymer, Inc.		Cymer, Inc.

Tel:

(858) 385-5232

Tel:

(858) 385-6327

Fax:	(858) 385-6090	Fax:	(858) 385-6601

CYMER REPORTS THIRD QUARTER 2003 OPERATING RESULTS

SAN DIEGO, Calif., October 21, 2003 - Cymer, Inc. (Nasdaq NM: CYMI), the world’s leading supplier of excimer light sources used in semiconductor manufacturing, today announced operating results for the third quarter and nine months ended September 30, 2003.  The third quarter research and development (R&D) expenditure and book-to-bill ratio were on the positive side of the company’s September 8, 2003 guidance update and gross margin came in at the low end of the guidance range.  Other results were generally within the guidance provided at that time, including the planned third quarter write-off of $15,601,000 in tenant improvements, charged to general and administrative expenses, in the buildings the company vacated during the third quarter.

The third quarter 2003 net loss totaled $8,519,000, equal to a loss of $0.24 per share (diluted), compared to net income of $6,855,000, equal to $0.20 earnings per share (diluted), recorded in the third quarter of 2002.  Total revenue for the third quarter of 2003 was $64,437,000 compared to total revenue of $84,484,000 posted in the third quarter of the prior year.

On a sequential basis, the third quarter net loss compared to the second quarter 2003 net loss of $5,193,000, or a loss of $0.15 per share (diluted), while third quarter 2003 total revenue increased 3 percent over the $62,416,000 of revenue posted in the second quarter of 2003.

For the first nine months of 2003, the net loss totaled $17,074,000, equal to a loss of $0.49 per share (diluted), compared to net income of $17,493,000, or $0.51 earnings per share (diluted), posted in the first nine months of 2002.  Total revenue for the first nine months of 2003 was $194,452,000, compared to $220,136,000 in total revenue recorded in the first nine months of 2002.

Commenting on some of the highlights of the third quarter, Bob Akins, Cymer’s chief executive officer, noted, “Unlike the volatile and unpredictable business environment we experienced in the first six months of this year, business in the third quarter developed much as we anticipated going into the quarter.  We managed to reduce overall operating expenses during the quarter, and lowered our R&D expenses significantly.  Demand for the XLA 100, our 4 kilohertz (kHz) argon fluoride (ArF) light source based on our Master Oscillator Power Amplifier (MOPA) architecture, remained strong.   The first installation of an XLA 100, which we announced last quarter, is now complete and will soon support first production.  In addition, the chipmaker adoption rate of the XLA 100 accelerated significantly in the third quarter, with a half dozen more installations underway at multiple leading DRAM, system-on-a-chip, and digital signal processor manufacturers around the world.”

Akins continued, “We recognized revenue on 34 light sources in the third quarter of 2003 compared to 31 light sources in the second quarter.  Cymer installed 48 light sources in the third quarter, bringing our total installed base at chipmakers and other end users to 2,151.  We estimate that the rolling four-quarter share of Cymer light sources installed at chipmakers as of September 30 was 86 percent, down slightly from the 88 percent level at the end of the second quarter as a direct result of our decision to not participate in a niche market serving ArF process development applications with low power single chamber light source designs.”

-more-

In the third quarter, technology buys made up 74 percent of unit shipments, with shipments of the XLA 100 accounting for 71 percent of unit shipments, up from 65 percent in the prior quarter, and the ELS-7000TM light source accounting for 3 percent.  The ELS-6010TM accounted for 26 percent of unit shipments.  With the product mix weighted heavily toward Cymer’s latest, most advanced products, the third quarter’s average selling price (ASP) rose slightly, on a currency adjusted basis, to $1,144,000 from $1,128,000 in the second quarter of this year.  Non-systems product revenue, which consists of upgrades, consumables and spare parts and service, represented 38 percent of third quarter 2003 revenue compared to 42 percent of second quarter 2003 revenue.

Nancy Baker, Cymer’s chief financial officer, stated, “Product gross margin grew to 25 percent during the third quarter of 2003 from 16 percent in the second quarter. The third quarter’s gross margin increase resulted primarily from improved efficiencies associated with our progress down the learning curve related to the introduction of the XLA 100.”

Cymer reported an operating loss of $20,160,000, or 31 percent of revenue in the third quarter of 2003, compared to an operating loss of $16,974,000, or 27 percent of revenue, in the second quarter of 2003.  The current quarter’s operating loss includes the planned write-off of $15,601,000 in tenant improvements in the buildings Cymer vacated during the quarter.  In the third quarter of 2003, bookings rose 13 percent to $67,522,000 and the book-to-bill ratio rose to 1.15 compared to bookings of $59,728,000 and a book-to-bill of 1.06 in the second quarter of 2003.  The backlog increased to $109,470,000 in the third quarter of this year from $100,400,000 in the second quarter.

Cash and cash equivalents and short- and long-term investments totaled $379,598,000 as of September 30, 2003.  Capital spending for the third quarter of 2003 totaled $13,094,000 compared to $15,260,000 in the second quarter of 2003.  Most of the quarter’s capital expenditures were related to completing the construction of CSD-6, the new manufacturing facility on Cymer’s property in San Diego.  Depreciation and amortization for the third quarter of 2003 totaled $7,199,000 compared with $8,634,000 in the second quarter of 2003.

Corporate Outlook

Commenting on the industry, Akins noted, “Most of the developments in the chip and equipment sectors, as well as the global economy in general, were mildly upbeat in the third quarter.  This included a number of announcements by chipmakers planning to fill out existing manufacturing lines or equip new ones.  Overall chip factory utilization continued to rise during the third quarter and is now at about the 90 percent mark, and our deep ultraviolet (DUV) light source utilization rate stabilized in the third quarter at a historically high level.  As 130 nm and smaller geometry capability is now operating at maximum capacity, orders for advanced DUV tools and light sources picked up moderately in the third quarter.  We continue to believe that the industry will experience more robust recovery in the first half of 2004.”

Based on information available at this time, Cymer is currently providing the following guidance for the fourth quarter of 2003:

•    We currently estimate that total revenue in the fourth quarter of 2003 will be up between 5 percent and 10 percent from third quarter 2003 revenue.

•    We are forecasting that foreign currency adjusted ASPs will be down slightly from the third quarter ASP to approximately $1,000,000, which reflects a product mix heavily weighted toward the XLA 100 but with a slight increase in krypton fluoride (KrF) capacity tools in the fourth quarter.

•    We expect that gross margin will be between 30 percent and 35 percent.  The higher estimated fourth quarter gross margin reflects the company’s progress down the learning curve associated with the introduction of the XLA 100, as well as the benefit of the cost saving measures implemented earlier in 2003.

•    We anticipate that R&D spending in the fourth quarter will be between $13,000,000 and $14,500,000.

•    We expect ongoing selling, general and administrative expenses to be between $10,000,000 and $11,000,000.

•    We currently model net other income and expense as a $300,000 expense for the fourth quarter, excluding net effects of foreign currency exchange gains or losses.

•    We continue to estimate the annual effective tax benefit rate for 2003 to be approximately 60 percent.

•    Capital spending for the quarter is expected to be between $5,000,000 and $10,000,000, due primarily to the CSD-6 facility final billings and manufacturing and field equipment purchases.

•    We plan to issue a fourth quarter update between December 8 and December 12, 2003.

Cymer’s management will hold a conference call at 2:00 pm (PDT) today, October 21, 2003, to discuss third quarter results and fourth quarter guidance.  This press release may be accessed on the company’s Web site, and the call and accompanying slides may be accessed on the Investor Relations page of the company’s Web site, at www.cymer.com.

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements.  These statements include, but are not limited to all of the statements under the caption “Corporate Outlook” above.  These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties.  In addition, statements regarding Cymer’s share of light sources installed at chipmakers, backlog and book-to-bill ratios should not be read as predictions or projections of future performance.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: the demand for semiconductors in general, and, in particular, for leading-edge devices with smaller geometries; the rate at which semiconductor manufacturers take delivery of photolithography tools from the company’s customers; the performance and market acceptance of the company’s new products or technologies; delays or cancellations by customers of their orders; new and enhanced product offerings by competitors; the timing of customer orders, shipments and acceptances; the company’s ability to meet its production and/or product development schedules; the company’s ability to secure adequate supplies of critical components for its advanced products; and the company’s ability to manage its expense levels and unanticipated expenses.  For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission.

About Cymer

Cymer, Inc. is the world’s leading supplier of excimer laser illumination sources, the essential light source for deep ultraviolet (DUV) photolithography systems.  DUV lithography is a key enabling technology, which has allowed the semiconductor industry to meet the exacting specifications and manufacturing requirements for volume production of today’s advanced semiconductor chips.  Further information on Cymer may be obtained from the Company’s SEC filings, the Internet at www.cymer.com or by contacting the company directly.

Cymer, Inc.	Quarter Ended Sept. 30		Nine Months Ended Sept. 30
	2002	2003	2002	2003
Total revenues	$84,484,000	$64,437,000	$220,136,000	$194,452,000

Net income (loss)	$6,855,000	$(8,519,000)	$17,493,000	$(17,074,000)
Basic earnings (loss) per share	$0.20	$(0.24)	$0.53	$(0.49)
Diluted earnings (loss) per share	$0.20	$(0.24)	$0.51	$(0.49)
Weighted average common shares outstanding (diluted)	34,589,000	35,302,000	34,558,000	34,733,000

CYMER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2002	2003	2002	2003
REVENUES:
Product sales	$84,170	$63,873	$218,672	$193,386
Other	314	564	1,464	1,066
Total revenues	84,484	64,437	220,136	194,452

COST AND EXPENSES:
Cost of product sales	47,417	48,029	117,732	142,930
Research and development	20,581	12,034	53,577	45,869
Sales and marketing	4,452	3,873	12,294	12,428
General and administrative	5,423	20,621	13,470	32,941
Amortization of intangibles	40	40	120	120
Loss on debt extinguishment	—	—	163	—

Total costs and expenses	77,913	84,597	197,356	234,288

OPERATING INCOME (LOSS)	6,571	(20,160)	22,780	(39,836)

OTHER INCOME (EXPENSE):
Foreign currency exchange gain (loss) - net	(542)	482	(422)	65
Interest and other income	2,781	2,078	7,392	6,964
Interest and other expense	(2,683)	(2,530)	(8,624)	(7,510)

Total other income (expense) - net	(444)	30	(1,654)	(481)

INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT) AND MINORITY INTEREST	6,127	(20,130)	21,126	(40,317)

INCOME TAX PROVISION (BENEFIT)	(687)	(12,078)	3,406	(24,190)
MINORITY INTEREST	41	(467)	(227)	(947)

NET INCOME (LOSS)	$6,855	$(8,519)	$17,493	$(17,074)

EARNINGS (LOSS) PER SHARE:

Basic earnings (loss) per share	$0.20	$(0.24)	$0.53	$(0.49)
Weighted average common shares outstanding-basic	33,983	35,302	33,047	34,733

Diluted earnings (loss) per share	$0.20	$(0.24)	$0.51	$(0.49)

Weighted average common shares outstanding-diluted	34,589	35,302	34,558	34,733

CYMER, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)

	December 31,	September 30,
	2002	2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$196,643	$187,543
Short-term investments	71,249	100,167
Accounts receivable - net	52,341	66,644
Inventories	100,119	88,910
Deferred income taxes	20,041	20,071
Income taxes receivable	—	16,725
Prepaid expenses and other	6,029	4,749

Total current assets	446,422	484,809

PROPERTY AND EQUIPMENT - net	112,209	128,308
LONG TERM INVESTMENTS	159,029	91,888
DEFERRED INCOME TAXES	20,553	21,350
GOODWILL - net	10,597	10,597
INTANGIBLE ASSETS - net	8,565	7,477
OTHER ASSETS	9,512	9,053

TOTAL ASSETS	$766,887	$753,482

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$26,499	$14,405
Accrued warranty and installation	30,078	26,217
Accrued payroll and benefits	7,334	7,061
Foreign currency forward exchange contracts	907	5,599
Accrued interest	3,300	1,091
Income taxes payable	11,321	—
Revolving loan	6,667	—
Accrued and other liabilities	9,189	11,175

Total current liabilities	95,295	65,548

Convertible subordinated notes	250,000	250,000
Other liabilities	5,154	5,666

Total liabilities	350,449	321,214

MINORITY INTEREST	4,104	5,051

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock - authorized 5,000,000 shares; $.001 par value, no shares issued or outstanding	—	—
Common stock - authorized 100,000,000 shares; $.001 par value, issued and outstanding 34,227,000 and 35,661,000 shares	34	36
Additional paid-in capital	302,501	333,428
Unearned compensation	(2,358)	(218)
Accumulated other comprehensive loss	(3,429)	(4,541)
Retained earnings	115,586	98,512

Total stockholders’ equity	412,334	427,217

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$766,887	$753,482

CYMER, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	For the nine months ended September 30
	2002	2003
OPERATING ACTIVITIES:
Net income (loss)	$17,493	$(17,074)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Extraordinary loss on debt extinguishment	163	—
Depreciation and amortization	18,574	23,816
Non-cash stock based compensation	—	1,115
Amortization of unearned compensation	832	665
Minority interest	227	947
Provision for deferred income taxes	(56)	(54)
Loss on disposal or impairment of property and equipment	592	17,635
Change in assets and liabilities:
Accounts receivable	(21,059)	(14,303)
Income taxes receivable	2,463	(16,725)
Foreign currency forward exchange contracts	1,404	1,925
Inventories	(31,080)	11,209
Prepaid expenses and other assets	(3,532)	786
Accounts payable	12,061	(12,094)
Accrued and other liabilities	3,720	(3,627)
Income taxes payable	—	(11,321)

Net cash provided by (used in) operating activities	1,802	(17,100)

INVESTING ACTIVITIES:
Acquisition of property and equipment	(24,493)	(55,509)
Purchases of investments	(265,370)	(84,006)
Proceeds from sold or matured investments	124,251	121,454
Acquisition of minority interest	(360)	(180)

Net cash used in investing activities	(165,972)	(18,241)

FINANCING ACTIVITIES:
Net borrowings under revolving loan and security agreements	(1,672)	(6,667)
Proceeds from issuance of common stock	18,271	31,288
Redemption of convertible subordinated notes	(39,598)	—
Issuance of convertible subordinated notes	250,000	—
Issuance of convertible subordinated notes offering costs	(7,873)	—
Minority interest investments in subsidiary	1,900	—
Payments on capital lease obligations	(32)	(38)

Net cash provided by financing activities	220,996	24,583

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	95	1,658

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	56,921	(9,100)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	111,195	196,643

CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$168,116	$187,543

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$10,382	$8,925
Income taxes paid (refunded), net	$202	$4,037

SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING AND FINANCING ACTIVITIES:
Conversion of subordinated notes to equity	$112,998	$—
Reversal of unearned compensation related to cancelled stock options previously issued for the ACX acquisition	$—	$1,475